Exhibit 10.1

Employment Agreement

This Employment Agreement (this “Agreement”) is made among Vineyard National Bancorp (“Company”), Vineyard Bank, National Association (“Bank”) and Glen C. Terry (“Executive”).  In order to create an enforceable agreement for employment of Executive, the parties agree as follows:

1.  Employment and Duties.  Executive shall be employed as the President and Chief Executive Officer of both Bank and Company throughout the Term (as defined below). Executive shall render executive and management services of the type customarily provided by persons employed in similar capacities in the community bank industry and shall have all other powers and duties prescribed by Bank’s and Company’s respective governing instruments or Board of Directors.  Executive shall devote his reasonable best efforts and a majority of his business time to the performance of his duties hereunder and the advancement of the business and affairs of Bank and Company.  Executive shall observe and comply with the policies and rules of Bank and Company unless such compliance is inconsistent with the terms of this Agreement.

2.  Location and Facilities.  Executive will operate from Bank’s and Company’s principal administrative offices or such other sites as Bank’s or Company’s Board of Directors may reasonably request.  Bank and Company shall provide working facilities and staff customary for Executive’s position and as are necessary to perform Executive’s duties.

3. Term.  Executive’s employment shall initially be for a one-year term commencing on the Effective Date (defined below) and shall renew for additional one-year periods thereafter on each anniversary of the Effective Date unless at least thirty (30) days prior notice is provided by any party that it does not wish to renew.  Notwithstanding anything to the contrary in this Agreement, any party may terminate Executive’s employment at any time in accordance with this Agreement or applicable law.  The period of such initial term and any renewal period(s) through the date of termination of Executive’s employment shall be referred to as the “Term.”

4. Base Compensation.   During the Term, Executive shall receive a base salary at an annualized rate of Three Hundred Sixty Thousand dollars ($360,000), less any deductions and withholding required by law and less any Executive-authorized payroll deductions, payable in accordance with regular payroll practices. Executive’s base annualized salary rate may be adjusted upward annually without further modification of this Agreement upon approval of the Boards of Directors of both Bank and Company.

5. Benefit Plans.  During the Term, Executive shall be entitled to participate in such welfare benefit, pension benefit, ESOP or other stock compensation, and other benefit plans or programs maintained by Bank or Company for which Executive is eligible in accordance with Bank or Company policy, as the case may be, and subject to the terms and conditions of such benefits, plans and programs.  Nothing in this Agreement shall affect Bank’s or Company’s right to change insurance carriers and to adopt, amend, terminate or modify such benefits, plans and programs at any time.

6. Vacation and Other Leave.  During the Term, Executive shall be entitled to vacation, paid time off, sick leave and other paid or unpaid leave benefits in accordance with Bank and Company policies for senior executives or as otherwise approved by the Boards of Directors of both Bank and Company.

7. Bonus Compensation. In addition to base salary, Executive shall be eligible during the Term beginning in calendar year 2009 for an annual bonus at a target of eighty percent (80%) of Executive’s annualized base salary rate (the “Annual Bonus”).  Executive must be employed on December 31 of a calendar year to be eligible for an Annual Bonus for that calendar year, except as otherwise provided in this Agreement.  Whether to pay an Annual Bonus and the amount of any Annual Bonus if paid shall be determined in the discretion of Bank’s and Company’s respective Board of Directors (or any committee(s) thereof) based on the attainment of reasonable performance-based criteria established by them so long as (a) Executive’s target Annual Bonus is eighty percent of his annualized base salary rate, and (b) the criteria are established to and do achieve qualified performance-based compensation status under Internal Revenue Code section 162(m), 26 U.S.C. § 162(m).  The performance-based criteria may include, but are not limited to, management of Bank’s balance sheet and product pricing, growth in financial products offered by Bank, adherence to internal controls, management of credit risk, internal and external audit results, customer service quality, “back office” support quality, maintenance of appropriate operating policies and procedures, efficient integration of acquired companies, and capital management policies.  The specific criteria for each calendar year shall be set by agreement between Executive and both Bank’s and Company’s Boards of Directors.  A portion of any Annual Bonus awarded will be in the form of stock option grants, as described in Section 8(b) below.  Any Annual Bonus awarded shall be paid (or granted in the case of any stock options grants) no later than March 15 of the year following the year for which it was awarded.

8. Stock Option Grants.  Company shall grant the following stock options to Executive as provided below and when legally permissible under one or more plans maintained by Company:

a.
Initial Grant.  As soon as possible after the Effective Date, the parties anticipate closing of a proposed capital raise involving renegotiation and settlement of various Bank debts, issuance of convertible senior secured notes, and issuance of additional shares of Company common stock (the “Capital Raise”).  Company shall grant Executive an option to purchase shares of Company common stock with an aggregate option exercise price equal to One Hundred Eighty Thousand dollars ($180,000), as promptly as practicable following close of the Capital Raise, with an option exercise price equal to the fair market value of the Company’s common stock at the time of grant.  Executive recognizes that such grants will be made under a new stock option plan to be adopted by the Company, which plan is subject to shareholder approval.

b.
Annual Bonus Grants.  Sixty percent (60%) of any Annual Bonus awarded pursuant to Section 7 above will be paid in the form of options to purchase shares of Company common stock with an aggregate option exercise price equal to sixty percent (60%) of such Annual Bonus, granted as soon as practicable following the date such Annual Bonus is granted.  The option exercise price shall be equal to the shares’ fair market value at the time of grant.

The parties agree that any such options awarded shall be for a term of ten years and shall vest in installments of one-third per year over a period of three years.  The parties also agree that, to the maximum extent permitted by law, each option will qualify as an “incentive stock option” within the meaning of Internal Revenue Code section 422, 26 U.S.C. § 422.   Bank and Company shall take all steps necessary to ensure compliance with Section 422.  This Section 8 shall not prohibit any other grants that Bank or Company may, in their discretion, make to Executive during the Term.

9. Vesting of Options Upon Change of Control.  The option agreements covering any Company stock options granted to Executive pursuant to Section 8 shall provide that all options will vest immediately upon any Change of Control.  "Change of Control" shall mean either: (a) a consolidation or merger of Company with or into any other corporation or other entity or other corporate reorganization, in which the holders of equity interests of Company immediately prior to such consolidation, merger or reorganization own equity interests of the entity surviving such merger, consolidation or reorganization representing less than fifty percent (50%) of the combined voting power of the outstanding securities of such entity immediately after such consolidation, merger or reorganization, or (b) a sale of all or substantially all of the assets of Company to an entity or person that is not an affiliate of Company.  The option agreements shall also provide for vesting of all options upon termination of Executive’s employment without Cause (as defined below) or upon Executive’s resignation from employment for Good Reason (as defined below).  Upon termination of Executive’s employment for any other reason, vesting of any stock options shall immediately cease, and any unvested options shall immediately be forfeited.

10. Expenses.  Bank or Company shall reimburse Executive for reasonable out-of-pocket expenses incurred by him during the Term in the discharge of his duties under this Agreement in accordance with Bank and Company policy.  All reimbursable expenses shall be documented in reasonable detail and submitted in a format consistent with Bank’s or Company’s expense reporting policies.

11. Automobile.  During the Term, Bank or Company shall pay Executive an automobile allowance of One Thousand Two-Hundred Fifty dollars ($1,250) per month, less any deductions and withholding required by law.  Executive shall be responsible for insurance, maintenance, and any other costs associated with any automobile operated by him, and he shall not be eligible for any further reimbursement or allowance for mileage, gasoline, or other automobile-related expenses.

12. Additional Reimbursements.  Bank or Company shall also reimburse Executive for the following expenses incurred by him during the Term:

a.
Country club membership, at full equity membership level, and monthly dues (including minimum mandatory periodic expenditures) up to One Thousand dollars ($1,000) per month; provided, that (i) Executive’s country club membership fees shall not be reimbursed hereunder unless at least 75% of the amounts paid for membership (other than monthly dues) are fully refundable to Executive by such country club upon the termination of Executive’s membership at such country club, with Executive having provided reasonably satisfactory evidence to Bank and Company of the refundable nature of such country club membership fees, (ii) reimbursement for country club membership (other than monthly dues) shall not exceed One Hundred Thousand dollars ($100,000), and (iii) upon the termination of Executive’s membership with any country club for which Executive has received reimbursement hereunder or the termination of Executive’s employment with Bank and Company, Executive shall promptly remit to Bank and Company all amounts refunded to him (or in the case of a termination of employment, the amount that would be refundable to him at the time of such termination if he terminates the country club membership then) by any country club for membership fees;

b.	Reasonable health club membership dues and, if necessary, initiation fees;

c.
Reasonable costs charged by a professional mover for moving Executive’s and his family’s tangible personal property (such as household furniture and personal effects) from their current residence to their new residence provided, that, Executive shall obtain at least two (2) estimates from professional movers;

d.	Once weekly round-trip airfare between Southern California and Northern California during the first ninety (90) days of the Term; and

e.	Reasonable expenses for a hotel or other accommodation for up to the first ninety (90) days during the Term while relocating.

13. Indemnification.  Executive has entered into the standard form of director and officer indemnification agreement entered into by directors and officers of Bank and Company.  Executive shall retain all rights he may have under California Labor Code § 2802.

14. Failure to Place Executive.  Notwithstanding anything to the contrary in this Agreement, Bank and Company shall have the option, from the Effective Date through the effective date of the Capital Raise, not to place Executive as President and Chief Executive Office of Bank and Company, respectively, if the Capital Raise is unsuccessful.  In such case, Executive shall receive a lump-sum payment for services provided to date in the amount of One Hundred Eighty Thousand dollars ($180,000), less any amount already paid pursuant to this Agreement.  Such payment, if made, shall be in lieu of any other payments pursuant to this Agreement.  Subject to applicable regulatory approval, an amount equal to the $180,000 payment, less any amounts already paid pursuant to this Agreement, shall be deposited with a qualified escrow agent at Bank’s and Company’s expense no later than three (3) business days after the Effective Date.  If the Capital Raise is unsuccessful, this Agreement (except for Section 17) shall terminate and the $180,000, less any amount already paid as described above, shall be paid to Executive as described above, less any deductions and withholding required by law.  If the Capital Raise is successful, the $180,000 shall revert to and be released to Bank and Company, Executive shall act as Bank’s President and Chief Executive Officer, and this Agreement shall continue under its express terms.

15. Termination and Termination Pay.  Executive’s employment under this Agreement may be terminated at any time in the following circumstances:

a.
Executive’s employment shall terminate immediately upon Executive’s death or Disability, in which event Executive or his estate shall be entitled to receive only the following:  (i) any unpaid base salary and automobile allowance due as of the termination date; (ii) any amounts or benefits owing to Executive under the then-applicable benefit plans or policies; (iii) any accrued but unused vacation, paid time off, and sick leave as of the termination date pursuant to Bank and Company policy; and (iv) any unreimbursed business expenses due in accordance with Section 10 (collectively, the “Accrued Benefits”).  Subject to the parties’ rights and obligations under the Americans with Disabilities Act and the California Fair Employment and Housing Act, “Disability” means the inability to perform material duties with or without reasonable accommodation by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for at least ninety (90) consecutive days or more than one-hundred twenty (120) days in any 12-month period.

b.
Executive’s employment may be terminated for “Cause” at any time without advance notice if Executive (i) is convicted of any felony or any crime involving moral turpitude, dishonesty, or fraud, (ii) commits any illegal or dishonest act that results in termination of coverage for Executive under Bank’s or Company’s Blanket Bond or similar security devices, as distinguished from termination of coverage as to Bank or Company as a whole, (iii) is finally removed or suspended from office by the Comptroller of the Currency or other regulatory agency having valid jurisdiction, (iv) breaches any material obligation in this Agreement or any other agreement between him and Company and/or Bank, (v) commits any act of fraud, willful misconduct, breach of fiduciary duty, embezzlement, or dishonesty that materially injures Bank and/or Company or materially damages Bank’s and/or Company’s reputation(s), (vi) is the personal target of a cease and desist order or willfully violates a cease and desist order, or (vii) fails to correct a material failure to perform, failure to follow a lawful directive of Company’s or Bank’s respective Board of Directors, or habitual neglect of duty after written notice from Bank’s or Company’s Board of Directors specifying the failure(s) and providing a reasonable opportunity of up to thirty (30) days to cure the failure(s).  If terminated for Cause, Executive shall receive only the Accrued Benefits.

c.
Executive’s employment may be terminated without cause upon thirty (30) days’ notice to Executive.  If terminated without cause, Executive shall be entitled to receive the Accrued Benefits.  In addition, Executive shall receive a “Severance Payment” equal to (i) two (2) times Executive’s then-current annual base salary, plus (ii) a Pro-Rata Bonus.  A “Pro-Rata Bonus” means:  (x) if Executive is terminated during the first six months of the calendar year, a cash payment equal to 50% of the target Annual Bonus for the then-current calendar year, and (y) if Executive is terminated during the second six months of the calendar year, a cash payment equal to the target Annual Bonus for the then-current calendar year multiplied by a fraction whose numerator is the number of full months he was employed during the calendar year of termination and whose denominator is 12.  The Severance Payment shall be less any deductions and withholding required by law.

d.
Executive may resign employment under this Agreement for Good Reason.  “Good Reason” shall exist if, without Executive’s express written consent, Company or Bank breaches any of their respective material obligations under this Agreement.  Without limitation, such a material breach shall be deemed to occur upon any of the following:

i.
Material reduction by Bank and Company in Executive’s responsibilities or authority, or a requirement that Executive report to any person or group other than the Chairmen, the Boards of Directors of Bank and/or Company, or any committee(s) thereof;

ii.	Assignment to Executive by Bank’s and Company’s Boards of Directors of duties materially inconsistent with the duties identified in Section 1 above; or

iii.
Material reduction in base salary rate contrary to the terms of this Agreement or, following a Change in Control, a material reduction in salary below the amount to which Executive was entitled prior to the Change in Control.

None of the foregoing shall constitute Good Reason unless and until Executive provides written notice to Bank and Company identifying the asserted grounds for Good Reason and such asserted grounds for Good Reason is not cured within thirty (30) days of Bank’s and Company’s receipt of notice from Executive.  If Executive resigns for Good Reason, he shall be entitled to receive the Accrued Benefits.  In addition, Executive shall receive the Severance Payment provided in Section 15(c) above.

e.
During the one (1) year period following a Change in Control, Executive may voluntarily terminate employment under this Agreement.  Such voluntary termination by him shall constitute resignation for Good Reason and shall entitle Executive to receive the Accrued Benefits and the Severance Payment provided in Section 15(c) above.

f.
Executive may resign employment under this Agreement without Good Reason upon thirty (30) days’ notice to either Bank or Company.  Upon resignation without Good Reason, Executive shall be entitled to receive only the Accrued Benefits.

g.	Except as expressly set forth in this Agreement or as provided by applicable law, Executive shall be due no other payments or benefits from Company or Bank upon termination of employment.

16. Gross-Up Payments.  If any amounts payable to Executive are “excess parachute payments” under Internal Revenue Code section 280G, 26 U.S.C. § 280G, and are subject to excise tax under Internal Revenue Code section 4999, 26 U.S.C. § 4999 (or any similar tax or assessment), then Executive shall receive from Company an additional payment to offset the excise tax liability (“Gross-Up Payment”).  The parties intend that Executive will receive an amount sufficient to place Executive in the same after-tax position that Executive would have occupied if no amounts payable were excess parachute payments.  The Gross-Up Payment shall be made (net of all applicable withholding taxes, including the taxes required to be withheld under Section 4999 or any similar law or regulation) no later than fourteen (14) days prior to the last date Executive may pay the excise taxes without additional penalty or interest.

17. Confidentiality.  Executive will have access to confidential, proprietary and trade secret information (collectively, “Confidential Information”) during the course of employment under this Agreement.  Confidential Information includes any non-public information belonging to Bank or Company and the subject of reasonable efforts to maintain its confidentiality, such as operating methods, business methods, discoveries, processes, patents, business plans, financial or budget information, research plans and results, regulatory compliance plans, proposals (including without limitation the identities of any persons or entities submitting proposals), projects, the terms of any transaction, and information regarding past, present, and future customers or employees.  Confidential Information can exist in any form, including oral or written statements, information remembered, information stored electronically, and information embodied in objects or processes.  Executive shall hold all Confidential Information as confidential.  Furthermore, Executive shall not during the Term or thereafter, without prior written permission from the Boards of Directors of both Bank and Company or as necessary in the performance of his duties during the Term, publish, disclose, or transfer to anyone outside of Company or Bank, or use in any other business, any Confidential Information.

18. Unfair Competition and Non-Solicitation of Employees.  Executive agrees that, following termination of or resignation from his employment for any reason, Executive shall not engage in unfair competition against Bank or Company.  Executive shall not, during the two (2) year period following the termination of or resignation from his employment for any reason, solicit, persuade, or induce any individual who is employed by Bank or Company to:  (a) terminate or refrain from continuing such employment, or (b) become an employee or consultant of any individual or entity other than Bank or Company.

19. Notice.  Notices under this Agreement shall be in writing and shall be personally delivered, sent via United States Mail or transmitted by facsimile.  Such notices shall be deemed received by a party (a) upon the date of personal delivery to Executive or to Bank’s or Company’s main administrative office, (b) three (3) business days after placement, postage-prepaid, in the United States Mail, or (c) one (1) business day after transmission by facsimile.  Any party may designate or change its address and facsimile number for notice under this Agreement so long as the designation or change is transmitted in writing to and received in advance by all parties.

20. Controlling Law.  This Agreement shall be governed by the laws of the United States and, to the extent not preempted by such laws, the laws of the State of California.

21. Reduction or Delay of Compensation or Benefit/Section 409A.

a.            If payment of any compensation or benefit provided under this Agreement violates applicable law, the compensation or benefit shall be reduced to the maximum amount allowed by law and the parties shall if permitted by law meet and confer in good faith to establish lawful replacement compensation or benefits. If applicable law requires that any compensation or benefit provided under this Agreement be delayed, then the compensation or benefit shall be delayed as required by law until payment is lawful.

b.            With respect to payments under this Agreement, for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), each severance payment (if there is more than one payment) will be considered one of a series of separate payments.

c.            Executive will be deemed to have terminated employment for purposes of determining the timing of any payments that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.

d.            If at the time of Executive’s separation from service, (i) Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by Bank or Company from time to time), and (ii) the Board of Directors (or committee thereof) of Bank or Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then Bank or Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period, together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payment should otherwise have been provided.

e.            Any amount that Executive is entitled to be reimbursed under this Agreement will be reimbursed to Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.

f.            To the extent Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and the parties shall promptly execute any amendment reasonably necessary to implement this Section 21(f)  Executive, Bank and Company agree to cooperate to make such amendments to the terms of this Agreement as may be necessary to avoid the imposition of penalties and additional taxes under Section 409A to the extent possible; provided however, that Bank and Company both agree that any such amendment shall provide Executive with economically equivalent payments and benefits, and Executive agrees that any such amendment will not materially increase the cost to, or liability of, Bank or Company with respect to any payments.

22. Construction.  This Agreement shall be deemed mutually drafted and shall not be strictly construed in favor of any party.

23. Severability.  Any invalid provision of this Agreement shall be deemed severed and shall not affect the continued operation of the Agreement’s remaining provisions.

24. Entire Agreement.  This document contains the entire agreement of the parties.  It supersedes any other agreements, whether oral or in writing, between the parties with respect to the employment of Executive as President and Chief Executive Officer of Bank and Company, except for any indemnification agreements of the type referenced in Section 13 above.  This Agreement may be modified only by express written agreement signed by Executive and authorized representatives of Bank and Company.

25. Effective Date.  The “Effective Date” of this Agreement shall be September 12, 2008.

26.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

Dated: September 12, 2008                                                                            Vineyard National Bancorp

___/s/__Douglas Kratz______________________

Name, Title:__Douglas Kratz,, Chairman_________

Dated: September 12, 2008                                                                            Vineyard Bank, National Association

__/s/__James LeSieur_______________________

Name, Title:_James LeSieur, Chief Executive Officer_

Dated:  September 12, 2008

__/s/ Glenn C. Terry_________________________
Glen C. Terry